Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 3, 2005, except as to Note 6, as to which the date is July 15, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Kimco Realty Corporation’s Current Report on Form 8-K dated July 18, 2005. We also consent to the incorporation by reference of our report dated March 3, 2005, except as to Note 6, as to which the date is July 15, 2005, relating to the financial statement schedules, which appear in Kimco Realty Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the references to us under the headings “Experts” in such Registration Statement.

 /s/ PricewaterhouseCoopers LLP
 New York, New York
 July 19, 2005